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                                                                      EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges

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
                                         2001           2000         1999           1998          1997
                                       --------       -------      --------       --------      --------
Income before Income Taxes             $191,897      $189,741      $187,396       $105,366      $125,612
Fixed Charges:
     Interest Expense                   480,240       517,754       384,891        339,765       284,925
     1/3 Rent Expense                     6,222         5,661         4,943          5,479         3,020
                                       --------       -------      --------       --------       -------

Total Fixed Charges                     486,462       523,415       389,834        345,244       287,945
Total                                  $678,359      $713,156      $577,230       $450,610      $413,557
Ratio of Earnings to Fixed Charges       1.39%         1.36%         1.48%          1.31%         1.44%
Interest on Deposits                   $323,499      $359,460      $279,166       $261,266      $232,898
Ratio of Earnings to Fixed Charges
  excluding interest on deposits         2.18%         2.16%         2.69%          2.25%         3.28%
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